Exhibit 99.1
Ellington Financial Inc. Reports Third Quarter 2020 Results
OLD GREENWICH, Connecticut—November 5, 2020
Ellington Financial Inc. (NYSE: EFC) (the "Company") today reported financial results for the quarter ended September 30, 2020.
Highlights
•Net income of $46.2 million, or $1.06 per common share.
•Core Earnings1 of $18.0 million, or $0.41 per share.
•Book value per common share as of September 30, 2020 of $16.45, including the effects of dividends of $0.27 per common share for the quarter.
•Credit strategy gross income of $52.0 million for the quarter, or $1.17 per share.
•Agency strategy gross income of $7.1 million for the quarter, or $0.17 per share.
•Dividend yield of 9.3% based on the November 4, 2020 closing stock price of $12.92 per share, and dividend of $0.10 per common share declared on November 2, 2020.
•Debt-to-equity ratio of 2.7:1 and recourse debt-to-equity ratio of 1.7:12 as of September 30, 2020.
•Cash and cash equivalents of $126.8 million as of September 30, 2020, in addition to other unencumbered assets of $305.8 million.
Third Quarter 2020 Results
"Ellington Financial had a very strong third quarter. We generated net income of $1.06 per share, Core Earnings of $0.41 per share, and a non-annualized quarterly economic return of 6.7%," said Laurence Penn, Chief Executive Officer and President. "Earlier this week, our Board of Directors increased our monthly dividend for the second time this year, and given that our third quarter core earnings still comfortably exceeded this higher dividend run rate, we should have ample room for additional dividend growth from here.
"During the third quarter, we were able to grow core earnings and book value significantly even as we intentionally kept our leverage relatively low. With the economy still struggling from the pandemic, and with a presidential election approaching, we believed that a more conservative positioning during the quarter was warranted. Of course, market volatility has picked up recently, and we believe that we are well prepared not only to withstand any additional shocks, but also to capitalize on new opportunities that could arise.
"Ellington Financial's loan origination businesses drove the quarter's results. In non-QM, LendSure's monthly origination volumes are now back to pre-COVID levels. Just last week we closed our second non-QM securitization of the year, with the tightest post-COVID spreads in the sector to date. Meanwhile, Longbridge had another excellent quarter, as the reverse mortgage sector continued its strong performance. Overall, we benefited from excellent performance from both our Agency portfolio and our credit portfolio, including our various loan portfolios, which not only exhibited resilient credit performance and generated strong ROEs, but also continued to return capital quickly for redeployment.
"We continue to extend and improve our sources of financing and leverage. In addition to closing the non-QM securitization, we also priced a securitization of consumer loans last week, adding another source of term, non-mark-to-market financing. We also added a new financing facility for our residential loans strategies during the third quarter.
"Moving into the final weeks of the year, our focus continues to be on disciplined hedging and risk management, as well as on growing our loan origination businesses. Given the tremendous recent flow of public capital into loan originators, at premium valuations, we believe that Ellington Financial's origination capabilities are undervalued by the market and represent upside to the stock. At the same time, the steady flow of loan originations from our proprietary pipelines has been a key driver of our portfolio growth and core earnings growth, and we believe this flow will continue to drive our growth going forward. We leverage Ellington's core strengths of data analysis and modeling to help shape the underwriting criteria of the loans that we and our partners originate, and as such, these pipelines enable us to manufacture and control our own sources of return, rather than merely relying on whatever the securities markets have to offer. Given the low interest-rate environment and macroeconomic uncertainty, we believe that these pipelines are as important today as ever."
1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Net Income (Loss) to Core Earnings" below for an explanation regarding the calculation of Core Earnings.
2 Excludes repo borrowings at certain unconsolidated entities that are recourse to us. Including such borrowings, the Company's debt-to-equity ratio based on total recourse borrowings was 1.7:1 as of September 30, 2020.

Financial Results
Following its substantial suspension and then full resumption of new credit investments earlier in the year, and with its level of investment activity fully restored throughout the third quarter, the Company's total long credit portfolio3 increased approximately 12% in the third quarter, to $1.405 billion from $1.257 billion, driven by non-QM loan originations and purchases of CMBS and single-family-rental RMBS, partially offset by asset resolutions and net paydowns in the Company's small balance commercial mortgage, consumer loan, and residential transition loan portfolios.
The Company's total long Agency RMBS portfolio increased slightly to $919.9 million as of September 30, 2020, from $913.2 million as of June 30, 2020.
The Company's debt-to-equity ratio was essentially unchanged at 2.7:1 as of September 30, 2020, as compared to June 30, 2020, adjusting for unsettled purchases and sales, as the Company's equity increased in proportion to the larger size of its portfolio. The Company's recourse debt-to-equity ratio, adjusted for unsettled purchases and sales, did increase over the course of the quarter, however, to 1.7:1 from 1.5:1, driven by increased recourse borrowings related to the Company's larger non-QM loan holdings, which were roughly equal in size to principal repayments made by the Company on certain of its non-recourse borrowings. As of September 30, 2020, the Company had cash and cash equivalents of approximately $126.8 million, along with other unencumbered assets of $305.8 million.
During the third quarter, the Company's credit strategy generated total gross income of $52.0 million, or $1.17 per share, and its Agency strategy generated total gross income of $7.1 million, or $0.17 per share.
In the Company's credit portfolio, net interest income4 increased quarter over quarter, driven by a larger portfolio and lower financing costs, and the Company also had significant net realized and unrealized gains. Each of the Company's credit strategies contributed positively to results during the third quarter. Prices increased for the Company's non-QM loans, CMBS, CLO, and non-Agency RMBS holdings, as liquidity continued to improve in these markets. The Company's small balance commercial mortgage loan, consumer loan, and residential transition mortgage loan portfolios also performed well, and each experienced significant principal repayments. The Company also benefited from extremely strong results for the quarter from its investments in loan originators. Finally, with the strong performance of many credit sectors in the third quarter, the Company's credit hedges detracted from performance.
The Company's Agency strategy performed well during the quarter, driven by increased net interest income and strong performance from its specified pools. During the quarter, mortgage rates declined further and actual and expected prepayment rates rose, which benefited pay-ups on the Company's prepayment-protected specified pools. Average pay-ups on the Company's specified pools actually declined overall to 2.25% as of September 30, 2020, from 2.39%5 as of June 30, 2020, but this decrease only occurred because the Company's specified pool purchases during the quarter were primarily of low-pay-up specified pools. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
During the quarter, the Company also increased its holdings of long TBAs held for investment, which it concentrated in current coupon production. These investments performed well, driven by Federal Reserve purchasing activity. Also during the quarter, the Company continued to hedge interest rate risk, through the use of interest rate swaps, and short positions in TBAs, U.S. Treasury securities, and futures.
The following table summarizes the Company's investment portfolio(1) holdings as of September 30, 2020 and June 30, 2020:
3 Includes REO at the lower of cost or fair value. Excludes hedges and other derivative positions, as well as tranches of the Company's consolidated non-QM securitization trusts that were sold to third parties, but that are consolidated for U.S. GAAP reporting purposes. Including such tranches, the Company's total long credit portfolio was $2.095 billion and $1.996 billion, as of September 30, 2020 and June 30, 2020, respectively.
4 Excludes any interest income and interest expense items from Interest rate hedges, net and Credit hedges and other activities, net.
5 Conformed to current period calculation methodology.

	Fair Value
(In thousands)	September 30, 2020	June 30, 2020
Long:
Credit:
Dollar Denominated:
CLO(2)	$165,954	$156,158
CMBS	105,015	77,815
Commercial Mortgage Loans and REO(3)(4)	304,698	337,265
Consumer Loans and ABS backed by Consumer Loans(2)	200,857	216,289
Corporate Debt and Equity and Corporate Loans	10,257	9,237
Equity Investments in Loan Origination Entities	57,009	44,277
Non-Agency RMBS	166,787	154,928
Residential Mortgage Loans and REO(3)	1,033,481	950,565
Non-Dollar Denominated:
CLO(2)	2,693	2,583
Consumer Loans and ABS backed by Consumer Loans	333	395
Corporate Debt and Equity	27	25
RMBS(5)	47,663	46,722
Agency:
Fixed-Rate Specified Pools	756,580	724,756
Floating-Rate Specified Pools	7,046	7,899
IOs	51,705	49,007
Reverse Mortgage Pools	104,524	131,535
Total Long	$3,014,629	$2,909,456
Short:
Credit:
Dollar Denominated:
Corporate Debt and Equity	$(461)	$(459)
Government Debt:
Dollar Denominated	(14,310)	(4,324)
Non-Dollar Denominated	(36,722)	(26,688)
Total Short	$(51,493)	$(31,471)
(1)This information does not include financial derivatives.
(2)Includes equity investments in securitization-related vehicles.
(3)In accordance with U.S. GAAP, REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.
(4)Includes equity investments in unconsolidated entities holding small balance commercial mortgage loans and REO.
(5)Includes an equity investment in an unconsolidated entity holding European RMBS.

The following table summarizes the Company's operating results for the three-month periods ended September 30, 2020 and June 30, 2020 and the nine-month period ended September 30, 2020:

	Three-Month Period Ended September 30, 2020	Per Share	Three-Month Period Ended June 30, 2020	Per Share	Nine-Month Period Ended September 30, 2020	Per Share
(In thousands, except per share amounts)
Credit:
Interest income and other income(1)	$37,764	$0.85	$36,573	$0.82	$116,177	$2.64
Realized gain (loss), net	(645)	(0.01)	(20,276)	(0.46)	(10,474)	(0.24)
Unrealized gain (loss), net	26,802	0.60	34,271	0.78	(85,592)	(1.94)
Interest rate hedges, net(2)	(21)	—	71	—	(7,957)	(0.18)
Credit hedges and other activities, net(3)	(7,944)	(0.18)	(5,197)	(0.12)	6,074	0.14
Interest expense(4)	(11,866)	(0.27)	(12,114)	(0.27)	(37,207)	(0.85)
Other investment related expenses	(3,578)	(0.08)	(5,275)	(0.12)	(12,805)	(0.29)
Earnings (losses) from investments in unconsolidated entities	11,443	0.26	5,643	0.13	10,590	0.24
Total Credit profit (loss)	51,955	1.17	33,696	0.76	(21,194)	(0.48)
Agency RMBS:
Interest income	6,663	0.15	3,385	0.08	22,115	0.50
Realized gain (loss), net	2,062	0.05	4,059	0.09	12,529	0.28
Unrealized gain (loss), net	(2,276)	(0.05)	9,753	0.22	19,759	0.45
Interest rate hedges and other activities, net(2)	1,748	0.04	178	—	(36,473)	(0.83)
Interest expense(4)	(1,057)	(0.02)	(2,499)	(0.06)	(11,976)	(0.27)
Total Agency RMBS profit (loss)	7,140	0.17	14,876	0.33	5,954	0.13
Total Credit and Agency RMBS profit (loss)	59,095	1.34	48,572	1.09	(15,240)	(0.35)
Other interest income (expense), net	1	—	86	—	367	0.01
Income tax (expense) benefit	(2,494)	(0.06)	(1,542)	(0.03)	(3,490)	(0.08)
Other expenses	(6,900)	(0.16)	(6,677)	(0.15)	(19,838)	(0.45)
Net income (loss) (before incentive fee)	49,702	1.12	40,439	0.91	(38,201)	(0.87)
Incentive fee	—	—	—	—	—	—
Net income (loss)	$49,702	$1.12	$40,439	$0.91	$(38,201)	$(0.87)
Less: Dividends on preferred stock	1,940	0.04	1,941	0.04	5,822	0.13
Less: Net income (loss) attributable to non-participating non-controlling interests	912	0.02	701	0.02	2,810	0.06
Net income (loss) attributable to common stockholders and participating non-controlling interests	46,850	1.06	37,797	0.85	(46,833)	(1.06)
Less: Net income (loss) attributable to participating non-controlling interests	647		519		(916)
Net income (loss) attributable to common stockholders	$46,203	$1.06	$37,278	$0.85	$(45,917)	$(1.06)
Weighted average shares of common stock and convertible units(5) outstanding	44,392		44,389		44,023
Weighted average shares of common stock outstanding	43,779		43,780		43,387
(1)Other income primarily consists of rental income on real estate owned and loan origination fees.
(2)Includes U.S. Treasury securities, if applicable.
(3)Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.
(4)Includes allocable portion of interest expense on the Company's Senior notes.
(5)Convertible units include Operating Partnership units attributable to participating non-controlling interests.

About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage loans, residential and commercial mortgage-backed securities, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Friday, November 6, 2020, to discuss its financial results for the quarter ended September 30, 2020. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference ID number 2494293. International callers should dial (810) 740-4657 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, November 6, 2020, at approximately 2:15 p.m. Eastern Time through Friday, November 20, 2020 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 2494293. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940; the Company's ability to qualify and maintain its qualification as a real estate investment trust, or "REIT"; and other changes in market conditions and economic trends, including changes resulting from the ongoing spread and economic effects of the novel coronavirus (COVID-19). Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K filed on March 13, 2020 and under Part II, Item IA of the Company's Quarterly Report on Form 10-Q, as amended, for the three-month period ended March 31, 2020 which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports the Company's files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Nine-Month Period Ended September 30, 2020
	September 30, 2020	June 30, 2020
(In thousands, except per share amounts)
NET INTEREST INCOME
Interest income	$43,075	$39,281	$134,463
Interest expense	(12,937)	(14,686)	(49,713)
Total net interest income	30,138	24,595	84,750
Other Income (Loss)
Realized gains (losses) on securities and loans, net	1,446	(16,040)	(2,335)
Realized gains (losses) on financial derivatives, net	(1,620)	(11,676)	(25,702)
Realized gains (losses) on real estate owned, net	(18)	(211)	121
Unrealized gains (losses) on securities and loans, net	24,208	44,112	(65,418)
Unrealized gains (losses) on financial derivatives, net	(298)	8,173	(2,109)
Unrealized gains (losses) on real estate owned, net	122	(228)	(462)
Other, net	(2,747)	(435)	(1,503)
Total other income (loss)	21,093	23,695	(97,408)
EXPENSES
Base management fee to affiliate (Net of fee rebates of $201, $145, and $853, respectively)	2,981	2,906	8,330
Incentive fee to affiliate	—	—	—
Investment related expenses:
Servicing expense	2,379	2,493	7,402
Debt issuance costs related to Other secured borrowings, at fair value	—	2,075	2,075
Other	1,199	707	3,328
Professional fees	1,209	1,333	3,819
Compensation expense	1,085	941	2,813
Other expenses	1,625	1,497	4,876
Total expenses	10,478	11,952	32,643
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings from Investments in Unconsolidated Entities	40,753	36,338	(45,301)
Income tax expense (benefit)	2,494	1,542	3,490
Earnings (losses) from investments in unconsolidated entities	11,443	5,643	10,590
Net Income (Loss)	49,702	40,439	(38,201)
Net Income (Loss) Attributable to Non-Controlling Interests	1,559	1,220	1,894
Dividends on Preferred Stock	1,940	1,941	5,822
Net Income (Loss) Attributable to Common Stockholders	$46,203	$37,278	$(45,917)
Net Income (Loss) per Common Share:
Basic and Diluted	$1.06	$0.85	$(1.06)
Weighted average shares of common stock outstanding	43,779	43,780	43,387
Weighted average shares of common stock and convertible units outstanding	44,392	44,389	44,023

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
(In thousands, except share amounts)	September 30, 2020	June 30, 2020	December 31, 2019(1)
ASSETS
Cash and cash equivalents	$126,783	$146,531	$72,302
Restricted cash	175	175	175
Securities, at fair value	1,451,420	1,396,008	2,449,941
Loans, at fair value	1,442,612	1,416,851	1,412,426
Investments in unconsolidated entities, at fair value	95,803	72,553	71,850
Real estate owned	24,794	24,044	30,584
Financial derivatives–assets, at fair value	27,864	27,186	16,788
Reverse repurchase agreements	47,041	31,427	73,639
Due from brokers	63,991	56,702	79,829
Investment related receivables	67,540	62,098	123,120
Other assets	2,850	3,276	7,563
Total Assets	$3,350,873	$3,236,851	$4,338,217
LIABILITIES
Securities sold short, at fair value	$51,493	$31,471	$73,409
Repurchase agreements	1,439,984	1,294,549	2,445,300
Financial derivatives–liabilities, at fair value	34,814	34,863	27,621
Due to brokers	7,147	11,266	2,197
Investment related payables	—	23,750	66,133
Other secured borrowings	142,674	156,089	150,334
Other secured borrowings, at fair value	695,516	742,688	594,396
Senior notes, net	85,495	85,429	85,298
Base management fee payable to affiliate	2,981	2,906	2,663
Incentive fee payable to affiliate	—	—	116
Dividend payable	5,299	5,293	6,978
Interest payable	2,074	3,138	7,320
Accrued expenses and other liabilities	11,119	7,730	7,753
Total Liabilities	2,478,596	2,399,172	3,469,518
EQUITY
Preferred stock, par value $0.001 per share, 100,000,000 shares authorized; 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable; 4,600,000 shares issued and outstanding, respectively ($115,000 liquidation preference)	111,034	111,034	111,034
Common stock, par value $0.001 per share, 100,000,000 shares authorized; (43,781,684, 43,779,924, and 38,647,943 shares issued and outstanding, respectively)	44	44	39
Additional paid-in-capital	916,038	916,186	821,747
Retained earnings (accumulated deficit)	(191,986)	(226,368)	(103,555)
Total Stockholders' Equity	835,130	800,896	829,265
Non-controlling interests	37,147	36,783	39,434
Total Equity	872,277	837,679	868,699
TOTAL LIABILITIES AND EQUITY	$3,350,873	$3,236,851	$4,338,217
SUPPLEMENTAL PER SHARE INFORMATION:
Book Value Per Common Share(2)	$16.45	$15.67	$18.48
1.Derived from audited financial statements as of December 31, 2019.
2.Based on total stockholders' equity less the aggregate liquidation preference of the Company's preferred stock outstanding.

Reconciliation of Net Income (Loss) to Core Earnings
The Company calculates Core Earnings as U.S. GAAP net income (loss) as adjusted for: (i) realized and unrealized gain (loss) on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), other secured borrowings, at fair value, and foreign currency transactions; (ii) incentive fee to affiliate; (iii) Catch-up Premium Amortization Adjustment (as defined below); (iv) non-cash equity compensation expense; (v) provision for income taxes; and (vi) certain other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, the Company includes the relevant components of net operating income in Core Earnings. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Core Earnings provides a consistent measure of operating performance by excluding the impact of gains and losses and other adjustments listed above from operating results. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by its portfolio. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate, and compare its operating performance to that of its peers. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
The following table reconciles, for the three- and nine-month periods ended September 30, 2020 and the three-month period ended June 30, 2020, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended		Nine-Month Period Ended September 30, 2020
(In thousands, except per share amounts)	September 30, 2020	June 30, 2020
Net Income (Loss)	$49,702	$40,439	$(38,201)
Income tax expense (benefit)	2,494	1,542	3,490
Net income (loss) before income tax expense	52,196	41,981	(34,711)
Adjustments:
Realized (gains) losses on securities and loans, net	(1,446)	16,040	2,335
Realized (gains) losses on financial derivatives, net	1,620	11,676	25,702
Realized (gains) losses on real estate owned, net	18	211	(121)
Unrealized (gains) losses on securities and loans, net	(24,208)	(44,112)	65,418
Unrealized (gains) losses on financial derivatives, net	298	(8,173)	2,109
Unrealized (gains) losses on real estate owned, net	(122)	228	462
Other realized and unrealized (gains) losses, net(1)	4,217	1,302	5,850
Net realized gains (losses) on periodic settlements of interest rate swaps	(1,150)	(892)	(1,900)
Net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	516	136	541
Non-cash equity compensation expense	186	182	532
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	(319)	3,648	4,440
Debt issuance costs related to Other secured borrowings, at fair value	—	2,075	2,075
Deferred offering costs expensed	143	—	143
(Earnings) losses from investments in unconsolidated entities(2)	(10,895)	(4,227)	(8,489)
Total Core Earnings	$21,054	$20,075	$64,386
Dividends on preferred stock	1,940	1,941	5,822
Core Earnings attributable to non-controlling interests	1,148	1,012	3,683
Core Earnings Attributable to Common Stockholders	$17,966	$17,122	$54,881
Core Earnings Attributable to Common Stockholders, per share	$0.41	$0.39	$1.26
(1)Includes realized and unrealized gains (losses) on foreign currency and unrealized gain (loss) on other secured borrowings, at fair value, included in Other, net, on the Condensed Consolidated Statement of Operations.
(2)Adjustment represents, for certain investments in unconsolidated entities, the net realized and unrealized gains and losses of the underlying investments of such entities.